Page 1 of 13 Pages


                                 UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C.  20549



                                  SCHEDULE 13G
                                  (Rule 13d-1)

            INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT TO
             RULES 13d-1(b), (c) and (d) AND AMENDMENTS THERETO FILED
                            PURSUANT TO RULE 13d-2(b)

                               (Amendment No. 3)*

                          SONUS PHARMACEUTICALS, INC.
                                (Name of Issuer)

                                  COMMON STOCK
                         (Title of Class of Securities)

                                    835692104
                                 (CUSIP Number)

                                 December 8, 1999
              (Date of Event Which Requires Filing of this Statement)


Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

            / /  Rule 13d-1(b)
            / /  Rule 13d-1(c)
            /X/  Rule 13d-1(d)


*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP No. 835692104                         Page 2 of 13 pages
- ---------------------------------------------------------------
(1)       NAMES OF REPORTING PERSONS
          I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

            Aperture Associates, L.P.
            94-3128732
- ----------------------------------------------------------------
(2)      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*

                                        (a)  / /
                                        (b)  /x/
- ---------------------------------------------------------------
(3)      SEC USE ONLY

- ---------------------------------------------------------------
(4)      CITIZENSHIP OR PLACE OF ORGANIZATION

         Delaware
- ---------------------------------------------------------------
                     (5)      SOLE VOTING POWER
                              408,099
                     -----------------------------------
NUMBER OF SHARES     (6)      SHARED VOTING POWER
BENEFICIALLY OWNED BY         0
EACH REPORTING PERSON-----------------------------------
WITH                 (7)      SOLE DISPOSITIVE POWER
                              408,099
                     -----------------------------------
                     (8)      SHARED DISPOSITIVE POWER
                              0

- ---------------------------------------------------------------
(9)      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING
         PERSON

            408,099
- ---------------------------------------------------------------
(10)     CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
         SHARES*                             / /

- ---------------------------------------------------------------
(11)     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

            4.5%
- ---------------------------------------------------------------
(12)     TYPE OF REPORTING PERSON*

            PN
- ---------------------------------------------------------------

CUSIP No. 835692104                         Page 3 of 13 pages
- ---------------------------------------------------------------
(1)       NAMES OF REPORTING PERSONS
          I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

            Horsley Bridge Partners, Inc.
            16-1193261
- ----------------------------------------------------------------
(2)      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*

                                              (a)  / /
                                              (b)  /x/
- ---------------------------------------------------------------
(3)      SEC USE ONLY

- ---------------------------------------------------------------
(4)      CITIZENSHIP OR PLACE OF ORGANIZATION

         Delaware
- ---------------------------------------------------------------
                     (5)      SOLE VOTING POWER
                              0
                     -----------------------------------
NUMBER OF SHARES     (6)      SHARED VOTING POWER
BENEFICIALLY OWNED BY         647,524
EACH REPORTING PERSON-----------------------------------
WITH                 (7)      SOLE DISPOSITIVE POWER
                              0
                     -----------------------------------
                     (8)      SHARED DISPOSITIVE POWER
                              647,524

- ---------------------------------------------------------------
(9)      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING
         PERSON

            647,524
- ---------------------------------------------------------------
(10)     CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
         SHARES*                             / /

- ---------------------------------------------------------------
(11)     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

            7.2%
- ---------------------------------------------------------------
(12)     TYPE OF REPORTING PERSON*

            IA, CO
- ---------------------------------------------------------------

CUSIP No. 835692104                         Page 4 of 13 pages
- ---------------------------------------------------------------
(1)       NAMES OF REPORTING PERSONS
          I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

            Aperture Partners, L.P.
            94-3128731
- ----------------------------------------------------------------
(2)      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*

                                             (a)  / /
                                             (b)  /x/
- ---------------------------------------------------------------
(3)      SEC USE ONLY

- ---------------------------------------------------------------
(4)      CITIZENSHIP OR PLACE OF ORGANIZATION

         Delaware
- ---------------------------------------------------------------
                     (5)      SOLE VOTING POWER
                              0
                     -----------------------------------
NUMBER OF SHARES     (6)      SHARED VOTING POWER
BENEFICIALLY OWNED BY         408,099
EACH REPORTING PERSON-----------------------------------
WITH                 (7)      SOLE DISPOSITIVE POWER
                              0
                     -----------------------------------
                     (8)      SHARED DISPOSITIVE POWER
                              408,099

- ---------------------------------------------------------------
(9)      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING
         PERSON

           408,099
- ---------------------------------------------------------------
(10)     CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
         SHARES*                             / /

- ---------------------------------------------------------------
(11)     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

           4.5%
- ---------------------------------------------------------------
(12)     TYPE OF REPORTING PERSON*

           PN
- ---------------------------------------------------------------

CUSIP No. 835692104                         Page 5 of 13 pages
- ---------------------------------------------------------------
(1)       NAMES OF REPORTING PERSONS
          I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

            S. Phillip Horsley
- ----------------------------------------------------------------
(2)      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*

                                             (a)  / /
                                             (b)  /x/
- ---------------------------------------------------------------
(3)      SEC USE ONLY

- ---------------------------------------------------------------
(4)      CITIZENSHIP OR PLACE OF ORGANIZATION

         U.S.A.
- ---------------------------------------------------------------
                     (5)      SOLE VOTING POWER
                              0
                     -----------------------------------
NUMBER OF SHARES     (6)      SHARED VOTING POWER
BENEFICIALLY OWNED BY         647,524
EACH REPORTING PERSON-----------------------------------
WITH                 (7)      SOLE DISPOSITIVE POWER
                              0
                     -----------------------------------
                     (8)      SHARED DISPOSITIVE POWER
                              647,524

- ---------------------------------------------------------------
(9)      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING
         PERSON

           647,524
- ---------------------------------------------------------------
(10)     CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
         SHARES*                             / /

- ---------------------------------------------------------------
(11)     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

           7.2%
- ---------------------------------------------------------------
(12)     TYPE OF REPORTING PERSON*

           IN
- ---------------------------------------------------------------

CUSIP No. 835692104                         Page 6 of 13 pages
- ---------------------------------------------------------------
(1)       NAMES OF REPORTING PERSONS
          I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

            Gary L. Bridge
- ----------------------------------------------------------------
(2)      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*

                                             (a)  / /
                                             (b)  /x/
- ---------------------------------------------------------------
(3)      SEC USE ONLY

- ---------------------------------------------------------------
(4)      CITIZENSHIP OR PLACE OF ORGANIZATION

         U.S.A.
- ---------------------------------------------------------------
                     (5)      SOLE VOTING POWER
                              0
                     -----------------------------------
NUMBER OF SHARES     (6)      SHARED VOTING POWER
BENEFICIALLY OWNED BY         647,524
EACH REPORTING PERSON-----------------------------------
WITH                 (7)      SOLE DISPOSITIVE POWER
                              0
                     -----------------------------------
                     (8)      SHARED DISPOSITIVE POWER
                              647,524

- ---------------------------------------------------------------
(9)      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING
         PERSON

           647,524
- ---------------------------------------------------------------
(10)     CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
         SHARES*                             / /

- ---------------------------------------------------------------
(11)     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

           7.2%
- ---------------------------------------------------------------
(12)     TYPE OF REPORTING PERSON*

           IN
- ---------------------------------------------------------------

CUSIP No. 835692104                         Page 7 of 13 pages
- ---------------------------------------------------------------
(1)       NAMES OF REPORTING PERSONS
          I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

            N. Dan Reeve
- ----------------------------------------------------------------
(2)      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
         Instructions)
                                             (a)  / /
                                             (b)  /x/
- ---------------------------------------------------------------
(3)      SEC USE ONLY

- ---------------------------------------------------------------
(4)      CITIZENSHIP OR PLACE OF ORGANIZATION

         U.S.A.
- ---------------------------------------------------------------
                     (5)      SOLE VOTING POWER
                              1,500
                     -----------------------------------
NUMBER OF SHARES     (6)      SHARED VOTING POWER
BENEFICIALLY OWNED BY         408,099
EACH REPORTING PERSON-----------------------------------
WITH                 (7)      SOLE DISPOSITIVE POWER
                              1,500
                     -----------------------------------
                     (8)      SHARED DISPOSITIVE POWER
                              408,099

- ---------------------------------------------------------------
(9)      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING
         PERSON

           409,599
- ---------------------------------------------------------------
(10)     CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
         SHARES*                             / /

- ---------------------------------------------------------------
(11)     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

           4.6%
- ---------------------------------------------------------------
(12)     TYPE OF REPORTING PERSON*

           IN
- ---------------------------------------------------------------

                                             Page 8 of 13 Pages

ITEM 1.

     (a)  NAME OF ISSUER.  Sonus Pharmaceuticals, Inc.

     (b)  ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES.

               22026 20th Avenue Southeast
               Suite 102
               Bothell, Washington  98021

ITEM 2.

     (a)  NAME OF PERSON FILING.

               Pursuant to Rule 13d-1(f)(1) of Regulation 13D-G of the General Rules and Regulations under the Securities Exchange Act of 1934, as amended (the "Act"), the undersigned hereby file this Schedule 13G Amendment No. 3 on behalf of Aperture Associates, L.P. ("Aperture"), Horsley Bridge Partners, Inc. ("HBP"), Aperture Partners, L.P. ("Aperture Partners"), S. Phillip Horsley ("Horsley"), Gary L. Bridge ("Bridge") and
N. Dan Reeve ("Reeve").  Aperture, HBP, Aperture Partners, Horsley,
Bridge and Reeve are sometimes hereinafter collectively referred to as the "Reporting Persons."

     (b)  ADDRESS OF PRINCIPAL BUSINESS OFFICE OR, IF NONE, RESIDENCE.

               The principal business office of each of the Reporting
    Persons is:

                    505 Montgomery Street
                    San Francisco, California  94111

     (c)  CITIZENSHIP.

               Each of Aperture, HBP and Aperture Partners is organized in the State of Delaware.

               Each of Horsley, Bridge and Reeve is a citizen of the U.S.A.

     (d)  TITLE OF CLASS OF SECURITY.

               Common Stock

     (e)  CUSIP NUMBER.

               835692104

                                             Page 9 of 13 Pages

ITEM 3.

          Not applicable.

ITEM 4.   OWNERSHIP.

          With respect to Aperture:

          (a)  Amount Beneficially Owned:         408,099

          (b)  Percent of Class:                  4.5%

          (c)  Number of shares as to which such person has:

               (i)   sole power to vote or
                     to direct the vote:          408,099

               (ii)  shared power to vote or
                     to direct the vote:          None

               (iii) sole power to dispose
                     or to direct the
                     disposition of:              408,099

               (iv)  shared power to dispose
                     or to direct the
                     disposition of:              None

          With respect to Aperture Partners:

          (a)  Amount Beneficially Owned:         408,099

          (b)  Percent of Class:                  4.5%

          (c)  Number of shares as to which such person has:

               (i)   sole power to vote or
                     to direct the vote:          None

               (ii)  shared power to vote or
                     to direct the vote:          408,099

                (iii) sole power to  dispose
                     or to direct the
                     disposition of:              None

               (iv)  shared power to dispose
                     or to direct the
                     disposition of:              408,099

                                             Page 10 of 13 Pages


          With respect to HBP, Horsley and Bridge:

          (a)  Amount Beneficially Owned:         647,524

          (b)  Percent of Class:                  7.2%

          (c)  Number of shares as to which such person has:

               (i)   sole power to vote or
                     to direct the vote:          None

               (ii)  shared power to vote or
                     to direct the vote:          647,524

               (iii) sole power to  dispose
                     or to direct the
                     disposition of:              None

               (iv)  shared power to dispose
                     or to direct the
                     disposition of:              647,524

          With respect to Reeve:

          (a)  Amount Beneficially Owned:         409,599

          (b)  Percent of Class:                  4.6%

          (c)  Number of shares as to which such person has:

               (i)   sole power to vote or
                     to direct the vote:          1,500

               (ii)  shared power to vote or
                     to direct the vote:          408,099

                (iii) sole power to  dispose
                     or to direct the
                     disposition of:              1,500

               (iv)  shared power to dispose
                     or to direct the
                     disposition of:              408,099


          This statement relates to shares of Common Stock and warrants of the Issuer which are held by Aperture, Horsley Bridge Fund I, L.P., a New
York limited partnership ("HB Fund I"), Horsley Bridge Fund II, L.P., a Delaware limited partnership ("HB Fund II"), Horsley Bridge Fund III, L.P., a Delaware limited partnership ("HB Fund III"), and the John Deere Pension Trust ("Deere").

                                             Page 11 of 13 Pages

          The power to vote or to direct the vote and to dispose or to direct the disposition of Common Stock held by Aperture is exercised by the general partners of Aperture through a Management Committee comprised of Horsley, Bridge and Reeve. The power to vote or to direct the vote and to dispose or to direct the disposition of Common Stock held by HB Fund I, HB Fund II, HB Fund III and Deere is vested in HBP pursuant to a combination of management and partnership agreements. Horsley and Bridge, the trustees of certain family trusts which own all of the stock of HBP and are the directors of HBP, may be deemed to share the voting and dispositive power held by HBP. Mr. Horsley and Mr. Bridge also may be deemed to share voting and dispositive power because of their status as general partners of other partnerships which serve as general partners of Aperture, HB Fund I, HB Fund II and HB Fund III.

          Pursuant to Rule 13d-4 of Regulation 13D-G of the General Rules and Regulations under the Act: Aperture Partners, Horsley, Bridge and Reeve each disclaim beneficial ownership of the Common Stock of the Issuer owned by Aperture; Horsley and Bridge each disclaim beneficial ownership of the Common Stock of the Issuer owned by HB Fund I, HB Fund II, HB Fund III and Deere; and the filing of this Statement by such Reporting Persons shall not be construed as an admission that such Reporting Persons are, for the purposes of Section 13(d) or 13(g) of the Act, beneficial owners of such Common Stock.

ITEM 5.   OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS.

          Aperture, Aperture Partners and Reeve no longer beneficially own more than five percent of the outstanding Common Stock. Not applicable with respect to the other Reporting Persons.

ITEM 6.   OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON.

          Not applicable.

ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY.

          Not applicable.

ITEM 8.   IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP.

          Not applicable.

ITEM 9.   NOTICE OF DISSOLUTION OF GROUP.

          Not applicable.

ITEM 10.  CERTIFICATIONS.

          Not applicable.

                                              Page 12 of 13 Pages

                             SIGNATURE

     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated:  February 11, 2000     APERTURE ASSOCIATES, L.P.

                              By:   Horsley Bridge Partners, Inc.
                              Its:  General Partner


                                    By:   /s/ Phillip Horsley
                                          ------------------------
                                          Phillip Horsley
                                    Its:  President


                              HORSLEY BRIDGE PARTNERS, INC.


                              By:   /s/ Phillip Horsley
                                    ------------------------------
                                    Phillip Horsley
                              Its:  President


                              APERTURE PARTNERS, L.P.


                              By:   /s/ Phillip Horsley
                                    ------------------------------
                                    Phillip Horsley
                              Its:  General Partner


                                    /s/ Phillip Horsley
                                    ------------------------------
                                    PHILLIP HORSLEY


                                    /s/ Gary L. Bridge
                                    ------------------------------
                                    GARY L. BRIDGE


                                    /s/ N. Dan Reeve
                                    ------------------------------
                                    N. DAN REEVE